Exhibit 6.18

EXECUTION COPY

(Options)

RESCISSION AND RELINQUISHMENT AGREEMENT

This Rescission and Relinquishment Agreement (this “Agreement”) is entered into as of this 18th day of April, 2019 between To the Stars Academy of Arts and Science Inc., a Delaware public benefit corporation (the “Company”), on the one hand, and the persons listed on the signature page hereof (each, an “Optionholder” and collectively, the “Optionholders”), with reference to the following:

A.       The Optionholders currently hold the number of options to purchase Class A Common Stock (“Options”) set forth opposite their respective names under the column entitled “Options Currently Held” on Schedule A attached.

B.        On September 28, 2018, the Company completed an offering of Class A Common Stock pursuant to Regulation A under the Securities Act of 1933, as amended (the “Reg A Offering,” and those persons who acquired securities from the Company pursuant to the Reg A Offering or hereafter acquire securities from the Company in any other offering conducted pursuant to such Regulation A, the “Reg A Purchasers”).

C.       In connection with the Company’s efforts to raise additional equity capital for the Company, the Company has been advised that it would be beneficial if the number of outstanding shares of Class A Common Stock and shares of Class A Common Stock subject to options were reduced, allowing for more of the currently authorized shares of capital stock to be available to be sold and issued to potential investors.

D.        The Company desires that the Optionholders agree to rescind the transactions in which the Optionholders acquired or were granted the number of Options set forth opposite their respective names under the column entitled “Options to be Relinquished” on Schedule A attached (and relinquish such Options to the Company to be cancelled, without any payment therefor), and the respective Optionholders are willing to agree to such rescission and relinquishment and cancellation on the terms and subject to the conditions set forth in this Agreement.

EXECUTION COPY (Options)

NOW, THEREFORE, in consideration for the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.             Rescission and Relinquishment. Each respective Optionholder hereby agrees to rescind the acquisition or grant of, and to relinquish to the Company for cancellation without any payment or further liability or obligation of the Company, the number of Options set forth opposite their respective names under the column entitled “Options to be Relinquished” on Schedule A attached (as to each respective Optionholder, and whether or not currently vested or subject to vesting, the “Relinquished Options”). Each Optionholder agrees that as a result of such rescission and relinquishment, it will be treated as if such Optionholder had never acquired its Relinquished Options, and any consideration paid by such Optionholder for such Relinquished Options, if any, shall be deemed reallocated to and to constitute a portion of the consideration paid for the Options listed opposite such Optionholder’s names under the column entitled “Retained Options” on Schedule A attached (the “Retained Options”). In addition, each Optionholder acknowledges that as a result of the rescission and relinquishment of Relinquished Options contemplated hereby and the concurrent rescission and relinquishment of shares of Class A Common Stock by certain stockholders of the Company pursuant to a Rescission and Relinquishment Agreement similar to this Agreement (the “Class A Rescission and Relinquishment Agreement”), the percentage ownership of the Company held by Reg A Purchasers that is represented by the shares previously purchased in the Reg A Offering will increase, and such Optionholder’s percentage ownership interest in the Company upon exercise of its Retained Options will be subject to dilution to the extent the Company issues equity securities (or rights or securities exercisable or exchangeable for or convertible into equity securities) in a subsequent Reg A Offering or other securities offering. For avoidance of doubt, the rescission and relinquishment contemplated by this Section 1 (a) shall apply first to any Relinquished Options that currently are unvested and then to any vested Relinquished Options held by each respective Optionholder, but (b) shall not apply to or affect (i) any shares of Class B Common Stock acquired or held by any Optionholder or (ii) any “Retained Shares” retained by such Optionholder as contemplated by the Class A Rescission and Relinquishment Agreement or (iii) any shares purchased by any Optionholder in a Reg A Offering.

2.             Representations and Warranties. Each Optionholder hereby represents and warrants as to itself only that (a) it has the right, power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) it has all rights, title and interest in and to its Relinquished Options, (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) do not and will not require any notice to or consent, authorization or approval of any person or entity (including any spouse or any governmental authority) and (ii) do not and will not violate any law applicable to such Optionholder or any contract to which such Optionholder is a party or bound or violate any rights of or duties owed to any person or entity (including any spouse or any governmental authority), (d) it has been advised to and has had the opportunity to seek the advice of its legal, financial and other advisors prior to entering into this Agreement or consummating the transactions contemplated hereby, and has done so to the extent such Optionholder deemed appropriate, and (e) such Optionholder is familiar with the financial and other condition of the Company and prior to entering into this Agreement or consummating any transactions pursuant to this Agreement such Optionholder has had the opportunity to ask questions and request information from the Company, and has received satisfactory answers to any such questions and has been provided all information requested by such Optionholder in response to any such information requests.

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EXECUTION COPY (Options)

3.             Release of Claims. Each Optionholder, on behalf of and with the intention of binding itself and its heirs, executors, administrators, successors, assigns, trustees, family members, principals, shareholders, members, managers and affiliated or related parties (collectively, the “Optionholder Releasing Parties”), does hereby unconditionally and irrevocably waive, release, remise, acquit and forever discharge the Company and each affiliate and subsidiary of the Company, and each of its and their respective present and former officers, directors, executives, shareholders, agents, attorneys, members, representatives, insurers, investors, attorneys, employees, employee benefit plans and the administrators, trustees and fiduciaries thereof, and each of their respective heirs, executors, successors, predecessors and assigns (collectively, the “Released Parties” and each, a “Released Party”), from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial or other obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which such Optionholder or its Optionholder Releasing Parties, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against the Company or any Released Party, arising out of the acquisition, rescission and relinquishment of the Relinquished Options and the other matters contemplated by this Agreement; provided, that the foregoing waiver and release shall not affect the rights of any Optionholder in its capacity as a purchaser or holder of the Retained Options or in its capacity as a Reg A Purchaser. Each Optionholder, on behalf of itself and its Optionholder Releasing Parties, acknowledges and agrees that the foregoing waivers and releases are intended to be and shall be effective as a full and final accord and satisfaction and general release of all claims and rights (including those expressly set forth or described above) with respect to the acquisition, rescission and relinquishment of the Relinquished Options or the other matters contemplated by this Agreement, whether known or unknown, against or involving the Company or any of the Released Parties. Each Optionholder is aware that it or its Optionholder Releasing Parties may hereafter discover claims or rights or facts or information with respect to the acquisition, rescission and relinquishment of the Relinquished Options or the other matters contemplated by this Agreement (including those expressly set forth or described above) in addition to or different from those Optionholder or its Optionholder Releasing Parties now know or believe to exist, which if Optionholder or its Optionholder Releasing Parties had known, may have affected Optionholder’s decision to sign this Agreement; however, Optionholder hereby settles, waives and releases on behalf of itself and its Optionholder Releasing Parties, all of the claims and rights (including those expressly set forth or described above), which such Optionholder or its Optionholder Releasing Parties had, has or may have against or involving the Company or any of the Released Parties with respect to the acquisition, rescission and relinquishment of the Relinquished Options, including those arising out of such additional or different facts or information.

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EXECUTION COPY (Options)

4.             General.

(a)       Each provision of this Agreement is severable from the rest of this Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope, or duration or otherwise as to be unenforceable under applicable law, such provision shall be interpreted to be only so broad as is enforceable. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

(b)       This Agreement (i) constitutes the entire agreement between and among the parties hereto in respect of the subject matter hereof and supersedes all prior or contemporaneous discussions, correspondence, agreements or understandings between the parties in respect of the subject matter hereof, (ii) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof, (iii) may be executed in several counterparts and by original, facsimile, .pdf or other electronic signatures, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, (iv) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, and (iv) may not be waived or amended except in a written agreement executed by the Company and each Optionholder to which or against whom any such waiver or amendment is to apply or be enforced.

(c)       The failure to enforce or any delay in enforcing at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or affect the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

[signature page follows]

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EXECUTION COPY (Options)

IN WITNESS WHEREOF, the parties hereto have executed this Rescission and Relinquishment Agreement as of the date first set forth above.

COMPANY:

To the Stars Academy of Arts and Science Inc.

/s/ Thomas M. DeLonge
Thomas M. DeLonge, President

OPTIONHOLDERS:

/s/ Kari DeLonge
Kari DeLonge

/s/ Adele M. K. Gilpin
Adele M. K. Gilpin

/s/ C. Chris Herndon
C. Chris Herndon

/s/ Norman M. Kahn
Norman M. Kahn

/s/ Colm A. Kelleher
Colm A. Kelleher

/s/ Christopher Mellon
Christopher Mellon

[Signature Page to Rescission and Relinquishment Agreement (Options)]

EXECUTION COPY (Options)

SCHEDULE A
TO
RESCISSION AND RELINQUISHMENT AGREEMENT

(OPTIONS)

Optionholder	Options Currently Held	Options to be Relinquished	Retained Options
Kari DeLonge	5,000,000	4,214,760	785,240
Adele M. K. Gilpin	1,000,000	843,220	156,780
Christopher Herndon	1,000,000	843,220	156,780
Norman M. Kahn	1,000,000	843,220	156,780
Colm A. Kelleher*	729,167	615,267	113,900
Christopher Mellon*	1,250,000	1,053,690	196,310

* Mr. Kelleher and Mr. Mellon are each parties to the Rescission and Relinquishment Agreement (Stockholders), as they have exercised certain of the shares of Class A Common Stock granted in their respective option awards.